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                                         EXHIBIT 99



The Bank of New York Company, Inc.       NEWS
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                                         One Wall Street, New York, NY 10286
                                         -----------------------------------

                                         Contact:
                                         PUBLIC AND INVESTOR RELATIONS
















IMMEDIATELY
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Media:                                                Investors:
-----                                                 ---------
R. Jeep Bryant, MD                                    John M. Roy, MD
(212) 635-1569                                        (212) 635-8005
                                                      Gregg A. Scheuing, VP
                                                      (212) 635-1578


 THE BANK OF NEW YORK COMPANY, INC. PROVIDES UPDATE ON PERSHING ACQUISITION
              FINANCIAL IMPACT IN-LINE WITH PREVIOUS GUIDANCE


NEW YORK, N.Y., June 18, 2003 - The Bank of New York Company, Inc. (NYSE: BK) expects the financial impact of the Pershing acquisition to be in-line with previously announced guidance.
     Since closing the transaction on May 1, 2003, the Company has reviewed the Pershing business and assessed expectations for market activity over the remainder of the year. In addition, it has updated its synergy projections and analyzed the impact of its final transaction financing arrangements. Based on these factors, the impact of the transaction on the Company's 2003 earnings per share is currently projected to be as follows:

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
                         2003 Fully Diluted EPS Impact From Pershing
                         ____________________________________________

                     2nd      3rd      4th     Total         Initial
                   Quarter  Quarter  Quarter   2003          Guidance (3)
                   ___________________________________   __________________

Operating EPS(1)   $(0.01)  $(0.01)  $  -      $(0.02)    $(0.02) to $(0.03)

Merger and
Integration
Charges(2)         $(0.02)  $(0.02)  $(0.03)   $(0.07)    $(0.06)
                   _______  _______  _______   _______    __________________

Reported EPS       $(0.03)  $(0.03)  $(0.03)   $(0.09)    $(0.08) to $(0.09)
                   =======  =======  =======   =======    ==================

  (1) Operating EPS reflects Pershing's earnings before the impact of merger and integration charges.  Financing costs of the transaction included in this estimate incorporate the issuance of 40 million shares of common stock and $1 billion in debt.
  (2) Merger and integration charges include severance, contract termination costs, asset write-offs and other expenses associated with the integration of BNY Clearing and BNY
      Global Clearing into the Pershing platform.
  (3) Initial guidance provided upon transaction announcement on January 8, 2003.

     The impact of Pershing on the Company's operating results is expected to be in-line with guidance provided when the transaction was announced in January 2003. This is based on the assumption that market activity remains at recent levels for the balance of the year. The pre-tax synergy estimate of $22 million for 2003 remains on target and will be derived primarily from cost savings.
     The Company continues to estimate that the acquisition will be accretive to earnings in 2004 by 2-3 cents per fully diluted share due to both a projected firming market environment and expectations that previously announced cost savings and incremental revenue-related opportunities will be met or exceeded. Based on indications from clients, the Company anticipates

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that it will exceed its targeted 90% retention rate for BNY Clearing clients.
Conversions are underway and scheduled to be completed by October 1, 2003.
     With over 60 years of experience, Pershing is a leading global provider of clearing services, outsourcing solutions, investment-related products and services, and financial product distribution for broker-dealers, asset managers and financial intermediaries. It has a client base of over 850 broker-dealers and investment managers and supports approximately 100,000 investment professionals at these firms. This client base represents more than 5 million investor accounts. Pershing holds approximately $475 billion of total client assets, including over $175 billion of money market and mutual fund assets. Headquartered in Jersey City, New Jersey, Pershing has approximately 4,000 employees worldwide at 18 locations in the U.S., Europe and Asia.
     The Bank of New York Company, Inc. (NYSE: BK) is a global leader in securities servicing for issuers, investors and financial intermediaries.
The Company plays an integral role in the infrastructure of the capital markets, servicing securities in more than 100 markets worldwide. The
Company provides quality solutions through leading technology for global corporations, financial institutions, asset managers, governments, non-profit organizations, and individuals. Its principal subsidiary, The Bank of New York, founded in 1784, is the oldest bank in the United States and has a distinguished history of serving clients around the world through its five primary businesses: Securities Servicing and Global Payment Services, Private Client Services and Asset Management, Corporate Banking, Global Market Services, and Retail Banking. Additional information on the Company is available at www.bankofny.com.